                                                                    Exhibit 99.4


                                 EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of March 23, 1998 by and between Robert Berglass, an individual ("Berglass"), and DEP Corporation, a Delaware corporation (the "Company").

                                W I T N E S S E T H:
                                - - - - - - - - - -

     WHEREAS, Berglass is currently the Chairman, President and Chief Executive Officer of the Company; and

     WHEREAS, the Board of Directors of DEP has determined that it is in the best interests of DEP and the stockholders of DEP that Berglass' continued employment by the Company be assured and the terms of such employment established pursuant to this Agreement; and

     WHEREAS, Berglass is willing to enter into an employment agreement on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

                                  A G R E E M E N T:
                                  - - - - - - - - -

     1.   EMPLOYMENT BY THE COMPANY AND TERM.

          (a) POSITION AND REPORTING. Subject to the terms set forth herein, the Company agrees to employ Berglass as Chairman, President and Chief Executive Officer and Berglass hereby accepts such employment. During the term of his employment hereunder, Berglass will report solely and directly to the Board of Directors of the Company (the "Board"). During the term of his employment hereunder, the Company will nominate and recommend Berglass for re-election as a director at each annual meeting of stockholders coinciding with the expiration of his term as a director.

          (b) FULL TIME AND BEST EFFORTS. During the term of his employment with the Company; Berglass will devote substantially all of his business time, except for sick leave, vacations and approved leaves of absence, and use his best efforts to advance the business and welfare of the Company. During the term of Berglass' employment, he will not engage in any other employment or business activities that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder. However, the foregoing will not prevent Berglass from devoting a reasonable amount of time to personal investment, civic and charitable activities.



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          (c)  DUTIES.  Berglass' duties during the term of his employment hereunder shall be consistent with those in effect immediately prior to the execution of this Agreement and shall be such as are customarily associated with his position in a corporation of the size and nature of the Company, consistent with the Bylaws of the Company. Berglass' principal place of business shall be in Los Angeles, California or its neighboring communities, subject to normal and reasonable requirements for business travel. Subject to the authority of the Board of Directors, Berglass shall have the authority to hire or terminate, and to establish compensation for all subordinate officers and employees of the Company and to establish stock option levels for all non-executive officer subordinate employees of the Company.

          (d) COMPANY POLICIES. The employment relationship between the parties will be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement will control.

          (e) TERM. The term of this Agreement ("Employment Term") will begin as of March 23, 1998 and end on March 23, 2003. Such term shall automatically be renewed for additional one year terms unless either party has given written notice to the other at least six months prior to the expiration of this Agreement.

     2.   COMPENSATION AND BENEFITS.

          (a) SALARY. Berglass will receive for services to be rendered hereunder a base salary at the annual rate of Five Hundred Sixty-Five Thousand Three Hundred and Fifty Four Dollars ($565,354) payable at least as frequently as every other week and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees. Such amount, as it may be increased from time to time hereunder, is referred to herein as the "Base Salary". The Base Salary will be subject to review at least annually and to increase (but not decrease) at such times and in such amounts as the Board may approve. In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

          (b) PARTICIPATION IN INSURANCE AND BENEFIT PLANS. During the Employment Term, DEP shall maintain in full force and effect, at its expense, the $1,000,000 life insurance policy heretofore maintained by it on Berglass' life (the "Berglass Life Policy"). In addition, Berglass and his wife will be entitled to participate in any insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter until such time, in the case of each such person, as he or she shall be entitled to medical and hospital benefits under Medicare. In the event Berglass or his wife is not eligible to participate in any plan or program of the Company under the general provisions thereof, the Company will make arrangements for such participation (including any necessary amendment of the applicable plan) if permitted by applicable law and, except as otherwise provided in Sections 5(d), 5(e) and 6(c) if the cost of doing so is not unreasonable or if such cost


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is reimbursed to the Company by the affected person.  Following the Employment
Term, or if later the termination of Berglass' employment, the provision of any benefit to Berglass' wife pursuant to this Section 2(b) shall be at her election and expense. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate. Berglass will also participate in all fringe benefits offered by the Company to any of its senior Executives.

     3. INCENTIVE, BONUS AND OPTION PLANS. During the Employment Term, Berglass will be entitled to participate in the bonus plan set forth in Exhibit A attached hereto. Upon expiration of such plan, a new performance bonus program will be developed, which shall provide the opportunity for Berglass to receive future bonuses on a basis: (a) no less favorable than provided under the plan set forth in Exhibit A; and (b) no less favorable than those applying to other senior Executives of the Company. In addition, Berglass will, during the Employment Term, be entitled to participate on terms and conditions appropriate to his position and responsibilities at the Company in deferred compensation, retirement, stock option and other compensation plans of the Company currently or hereafter made available by the Company to senior Executives of the Company

     4. PERQUISITES, VACATIONS AND REIMBURSEMENT OF EXPENSES. During the term of the Berglass' employment:

          (a) The Company will furnish Berglass with, and Berglass will be allowed full use of, office facilities, automobiles (including maintenance, repairs and insurance), secretarial and clerical assistance and other Company property and services commensurate with his position and of at least comparable quality, nature and extent to those made available to Berglass prior to the date hereof or, if greater, those made available to other senior Executives of the Company from time to time.

          (b) Berglass will be allowed four weeks paid vacation per year to be taken at such times as Berglass may designate.

          (c) The Company will reimburse Berglass for all monies which he has expended for purposes of the Company's business, including entertainment, such reimbursement to be effected in accordance with Company reimbursement practices, policies and procedures as in effect prior to the date hereof. The parties agree that Berglass shall be entitled to first class travel and accommodations in connection with all business travel on behalf of the Company.

     5.   TERMINATION OF EMPLOYMENT.

          (a) DEFINITIONS. The following definitions will apply to Sections 5 and 6 as applicable:


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               (i)    JUST CAUSE.  The term "Just Cause" means: (A) conviction
     of a felony involving moral turpitude, or (B) willful gross neglect or willful gross misconduct in carrying out Berglass' duties under this Agreement, resulting in material economic harm to the Company, unless Berglass believed in good faith that such conduct was in, or not contrary to, the best interests of the Company.

               (ii) DISABILITY. The term "Disability" means the inability of Berglass due to illness (mental or physical), accident, or otherwise, to perform his duties for any period of 180 consecutive days, as determined by an independent physician selected by the Company and reasonably acceptable to Berglass or his legal representative. Any return to work from a period of disability must be authorized by Berglass' physician.

               (iii) GOOD REASON. The term "Good Reason" means: (A) a material breach of this Agreement by the Company; (B) without Berglass' prior written consent, assignment to Berglass of duties materially inconsistent in any respect with his position or any other action by the Company that results in a material diminution in Berglass' position, authority, duties or responsibilities, it being expressly understood that a change in Berglass' reporting responsibility so that he does not report directly and solely to the Board will constitute "Good Reason"; (C) any transaction in which the Company becomes a subsidiary of another corporation or which is described in clause (iii) of the definition of "Change in Control" in Section 6(a) below; (D) reduction, without Berglass' prior written consent, of Berglass' Base Salary, or his bonus or other cash incentive compensation opportunity; (E) any material reduction of fringe benefits provided to Berglass; (F) assignment of Berglass, without his prior written consent, to a Company office located more than 25 miles from Berglass' current office location; or (G) the Company's failure to obtain an agreement from any successor or assign of the Company to assume and to agree to perform this Agreement.

               (iv) NOTICE OF TERMINATION. The term "Notice of Termination" means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Any purported termination of employment by the Company or by Berglass must be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(a) hereof. With respect to any termination of employment by Berglass for Good Reason, Berglass will have 180 days following the occurrence of any event described in Section 5(a)(iii) to provide the Company with Notice of Termination, and may not do so thereafter.

               (v)    TERMINATION DATE.  The term "Termination Date" means:
     (i) if Berglass terminates his employment for Good Reason, the date that is 60 days after Notice of Termination is given and (ii) if Berglass' employment is terminated by the Company other than for Just Cause, death or Disability, the date that is 30 days after Notice of Termination is given.


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          (b)  TERMINATION BY THE COMPANY FOR JUST CAUSE.  The Board may
terminate Berglass' employment with the Company at any time for Just Cause, immediately upon notice to Berglass of the circumstances leading to such termination for Just Cause. In the event that Berglass' employment is terminated for Just Cause, Berglass will receive payment for all accrued salary and vacation time through the Termination Date, which in this event will be the date upon which Notice of Termination is given; and the Company shall continue to provide the benefits specified under Section 2(b) as specified therein. Except as set forth in this paragraph (b), the Company will have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of notice. Berglass shall have the right, by notice in writing to the Company, to receive an assignment of the Berglass Life Policy, upon payment to the Company of the cash surrender value thereof.

          (c) TERMINATION BY BERGLASS FOR GOOD REASON. Berglass will have the right, at his election, to terminate his employment with the Company by written notice to the Company to that effect for a period of 180 days following any occurrence constituting Good Reason; PROVIDED, HOWEVER, that termination for Good Reason will not be effective until Berglass gives written notice specifying the occurrence constituting Good Reason and, PROVIDED that if such occurrence is curable, the Company fails to correct it within 10 days after the receipt of the applicable notice.

          (d) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR BY BERGLASS FOR GOOD REASON. In the event that Berglass' employment is terminated by the Company (other than pursuant to Section 5(b)) or such employment is terminated by Berglass for Good Reason, (and in either such case Berglass is not entitled to benefits pursuant to Section 6(b)), the Company agrees to pay or provide to Berglass as termination compensation the following:

               (i) A single lump sum payment, payable in cash within five days of the Termination Date, equal to the sum of:

                      (A) the accrued portion of any Base Salary and vacation through the Termination Date; plus

                      (B) an amount representing bonus and all other cash incentive compensation for such period determined by multiplying:

                         (I) the greater of the following ("Assumed Incentive Compensation"): (x) the average of such bonus and other cash incentive compensation accrued for each of the three preceding full years, (y) the amount of such bonus and other cash incentive compensation accrued for the immediately preceding year, and (z) the projected amount of such bonus and other cash incentive compensation for the year in which termination occurs, based upon the most recent available interim results of operations and projected results of operations for the remainder of such year, prepared by the Company in the normal course of its business; by


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                         (II) the fraction of the year of termination elapsed
               prior to the Termination Date; plus

                      (C)     the total amount of:

                         (I) Berglass' Base Salary in effect upon the Termination Date for the remaining part of the Employment Term, plus

                         (II) incentive compensation for the remaining part of
               the Employment Term, at the rate per year of the Assumed Incentive Compensation,

     less standard withholdings for tax and social security purposes.

               (ii) All stock options, restricted stock or other equity awards then held by Berglass will automatically be deemed amended, without further action on the part of the Company or Berglass, so that (A) all options will be fully vested and not subject to forfeiture or expiration by reason of Berglass' termination, and will be subject to exercise in full until the end of the Employment Term or their normal expiration date, whichever comes first; and (B) all restricted stock or other equity awards subject to vesting prior to the end of the Employment Term will be fully vested and all restrictions thereon will lapse.

               (iii) All benefits provided under Section 2(b) will continue as specified herein.

                      (A) Notwithstanding the foregoing, to the extent any such benefit referred to in Section 2(b) cannot be provided through the applicable plan of the Company, the Company will provide such benefit outside of the plan or will provide a cash lump sum payment equal to the value of such additional benefit.

                      (B) The Company shall meet its obligation under (A), above, in connection with its group medical/dental plan for the period ending on the date Berglass ceases to be eligible for continuation coverage under the Company's group medical/dental plan pursuant to the provisions of COBRA, by providing the continuation of such coverage at Company expense, contingent upon the Berglass' timely election of such coverage under COBRA.

                      (C) To the extent required to avoid adverse tax consequences under Section 105(h) of the Internal Revenue Code of 1986 (the "Code"), the Company's payments under this Section 5(d)(iii) will be recognized by Berglass in his taxable income and Berglass will receive, in addition, a "gross-up" payment to hold Berglass from and to insulate him from all of the effects of any income or other tax liability attributable to such recognized income; provided that such


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          gross-up shall, if necessary, be limited consistent with principles of paragraph 6(c)(v), below.

               (iv) Berglass shall have the right, by notice in writing to the Company, to receive an assignment of the Berglass Life Policy, upon payment to the Company of the cash surrender value thereof.

          (e) TERMINATION BY REASON OF DEATH OR DISABILITY. This Agreement will terminate upon the death of Berglass; and Berglass' employment hereunder may be terminated by Berglass or the Company, at either of their election, upon Berglass' Disability. In the event Berglass' employment is terminated as the result of death or Disability, except as set forth in the following sentence, Berglass, or his estate or legal representative, will be entitled to receive the accrued portion of any Base Salary and vacation through the Termination Date, plus any unreimbursed business expenses, plus for the remainder of the Employment Term: (i) periodically not less frequently than every other week in accordance with the Company's normal payroll practice, payments at the rate of his then Base Salary; and (ii) at the normal and customary time for payment of bonuses and all other cash incentive compensation, incentive compensation for the remaining part of the Employment Term, at the rate per year of the Assumed Incentive Compensation; in each case subject to any applicable withholdings for tax and social security purposes. In addition, all benefits provided in Section 2(b) will continue as specified therein. The payments provided in this Section 5(e) will be reduced by the amount of any payments made to Berglass pursuant to any disability or life insurance policy (other than the Berglass Life Policy) provided by the Company for this purpose, which insurance policy is in addition to any other insurance benefits provided to Berglass as a benefit hereunder.

     6.   BENEFITS UPON CHANGE OF CONTROL.

          (a) DEFINITIONS. In addition to the definitions provided in Section 5, the following definition will apply to this Section 6:

               CHANGE IN CONTROL. The term "Change in Control" means the occurrence of any of the following events after the date of this Agreement:

               (i) Berglass, Judith Berglass and any controlled affiliate thereof (collectively, the "Berglass Family") is no longer the Beneficial Owner of securities of the Company representing 26% or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the Berglass Family shall be deemed to be the Beneficial Owner of any securities of the Company which are owned by the Berglass Family but subject to call options by third parties unless and until such options are exercised;

               (ii) individuals who at the beginning of any period of two consecutive years constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction


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     described in clauses (i) or (iv)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof. For purposes of this Agreement, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

               (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which the Berglass Family remains the Beneficial Owner of securities of the Company representing at least 26% of the combined voting power of the Company's securities outstanding upon consummation of such transaction; or

               (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (b) ELIGIBILITY FOR BENEFITS. The Company agrees to pay to Berglass the benefits specified in Section 6(c) hereof if (i) there is a Change in Control during the term of this Agreement and (ii) within the period commencing on the date of the Change in Control, or (if earlier) the date of any agreement by the Company to enter into the transaction resulting in such Change in Control, and ending two years after the Change in Control (A) the Company terminates the employment of Berglass for any reason other than Just Cause, death or Disability or (B) Berglass voluntarily terminates employment with the Company for Good Reason. A Change of Control will be deemed to have occurred during the term of this Agreement, for purposes of this paragraph 6(b), if an agreement is entered into during the term of this Agreement for a transaction resulting in a Change of Control, notwithstanding that the Change of Control transaction is not completed until after the Employment Term.

          (c) BENEFITS UPON TERMINATION OF EMPLOYMENT. If Berglass is entitled to benefits pursuant to Section 6(b) hereof, in lieu of any payments and benefits provided in Section 5 the Company agrees to pay or provide to Berglass as termination compensation the following:


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               (i)    A single lump sum payment, payable in cash within five
     days of the Termination Date, equal to the sum of:

                      (A) the accrued portion of any Base Salary and vacation through the Termination Date; plus

                      (B) an amount representing bonus and all other cash incentive compensation for such period determined by multiplying:

                         (I)  the Assumed Incentive Compensation, by

                         (II) the fraction of the year of termination elapsed
               prior to the Termination Date; plus

                      (C)     299% of the sum of:

                         (I) Berglass' Base Salary in effect upon the Termination Date, plus

                         (II) the Assumed Incentive Compensation.

               (ii) All stock options, restricted stock or other equity awards then held by Berglass will automatically be deemed amended, without further action on the part of the Company or Berglass, so that (A) all options will be fully vested and not subject to forfeiture or expiration by reason of the Berglass' termination, and will be subject to exercise in full for the remainder of their stated term; and (B) all restricted stock or other equity awards will be fully vested and all restrictions thereon will lapse.

               (iii) All benefits provided under Section 2(b) will continue as set forth in Section 5(b) above.

               (iv) Berglass shall have the right, by notice in writing to the Company, to receive an assignment of the Berglass Life Policy, upon payment to the Company of the cash surrender value thereof.

               (v) In the event that any amount or benefit that may be paid or otherwise provided to Berglass by the Company or any affiliated company, whether pursuant to this Agreement or otherwise (collectively, "Covered Payments"), is or may become subject to the tax imposed under Code Section 4999 ("Excise Tax"), the Company will pay to Berglass a "Reimbursement Amount" equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount (but without reduction for any Federal, state, or local income or employment taxes on such Covered Payments), plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in Berglass' adjusted gross income multiplied by the highest applicable marginal


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     rate of Federal, state, and local income taxation, respectively, for the calendar year in which the Reimbursement Amount is to be paid. For purposes of this Section 6(c)(v), Berglass will be deemed to pay
     (Y) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Reimbursement Amount is to be paid and (Z) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which such Reimbursement Amount is to be paid, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Berglass' adjusted gross income).

     7. NO OBLIGATION TO MITIGATE DAMAGES. In the event of a termination of Berglass' employment for any reason, Berglass will not be required to seek other employment or to mitigate any of the Company's obligations under this Agreement, and no amount payable hereunder will be reduced (a) by any claim the Company may assert against Berglass or (b) by any compensation or benefits earned by Berglass as a result of employment by another employer, self-employment or from any other source after such termination of employment with the Company; PROVIDED, HOWEVER, that the benefits provided pursuant to Sections 5(d)(iii) and 6(c)(iii) will terminate at such time as Berglass becomes eligible for comparable benefits as the result of employment by another Person.

     8. PROPRIETARY INFORMATION OBLIGATIONS. During Berglass' employment pursuant to this Agreement, Berglass will have access to and become acquainted with confidential and proprietary information of the Company and its subsidiaries, including, but not limited to, information or plans regarding customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Berglass will not disclose any such Proprietary Information directly or indirectly, or use it in any way, either during Berglass' employment pursuant to this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. Notwithstanding the foregoing, nothing contained herein shall prevent Berglass from making use of any knowledge or information properly in his possession in the course of any business or consulting activities in which he may engage following the termination of his employment by the Company. Notwithstanding the foregoing, Proprietary Information will not include (a) information which is or becomes generally public knowledge or public except through disclosure by Berglass in violation of this Agreement and (b) information that may be required to be disclosed by applicable law.

     9.   MISCELLANEOUS.

          (a) NOTICES. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:



                                          10
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          To the Company:

          2101 East Via Arado
          Rancho Dominguez, CA  90220

          Attn:  Secretary
          Telecopier No:  (310) 537-2524

          With a copy to:

          To Berglass:

          12770 Bristol Circle South
          Los Angeles, CA  90049

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b) SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction and subject to this Section be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (c) ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral; provided that nothing contained herein shall affect the continuation of Berglass' rights to indemnification from the Company pursuant to any and all contract, bylaw or charter provisions which may be in effect on the date hereof. Without limiting the generality of the foregoing, the parties expressly agree that the agreement between them dated August 15, 1998 pursuant to the Company's Retention and Severance Plan shall be terminated and of no further effect.

          (d) COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

          (e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Berglass, Berglass' wife (as provided in Section 2(b)) and the Company, and their respective successors and assigns, except that Berglass may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Berglass to terminate his employment and receive compensation from the Company in the same amount and on the same terms to which he would be entitled hereunder if he terminated his employment for Good Reason. Where the context requires, the term Company shall include any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (f) AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (g) CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

     10.  ARBITRATION.

          (a) Any disputes or claims arising out of or concerning Berglass' employment or termination by the Company, whether arising under theories of liability or damages based upon contract, tort or statute, will be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association, except as modified by this Agreement. The arbitrator's decision will be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Berglass enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

          (b) Any arbitration will be held in Berglass' place of employment with the Company. The arbitrator must be an attorney with substantial experience in employment matters, selected by mutual agreement of the parties. If the parties are unable to agree to an arbitrator within 30 days following a demand for arbitration hereunder, an arbitrator meeting the foregoing experience requirement shall be selected by alternately striking names from a list of five such persons provided by the American Arbitration Association (AAA) office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys. If either party fails to strike any of the names from the list, the arbitrator will be selected from the list by the other party.

          (c) Each party will have the right to take the deposition of one individual and any expert witness designated by the other party. Each party will also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure.

          (d) The Company and Berglass agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator will be entitled to extend such

120-day period for one additional 120-day period. The arbitrator will deliver a written award with respect to the dispute to each of the parties, who must promptly act in accordance therewith.

          (e) The Company will pay any and all reasonable fees and expenses incurred by Berglass in seeking to obtain or enforce any rights or benefits provided by this Agreement, including all reasonable attorneys' and experts' fees and expenses, accountants' fees and expenses, and court costs (if any) that may be incurred by Berglass in pursuing a claim for payment of compensation or benefits or other right or entitlement under this Agreement, PROVIDED that Berglass shall refund to the Company any amounts so paid, and shall not be entitled to any further such payment if the Arbitrator shall rule against Berglass on all claims asserted by him and shall determine, in writing, that such claims were without any substantial basis.

          (f) In a contractual claim under this Agreement, the arbitrator must act in accordance with the terms and provisions of this Agreement and applicable legal principles and will have no authority to add, delete or modify any term or provision of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.


                                   /s/ Robert Berglass
                                   -------------------------------------
                                              ROBERT BERGLASS


                                   DEP CORPORATION

                                   By: /s/ Philip A. Wilber
                                      ----------------------------------
                                      Name:  Philip A. Wilber
                                      Title: Chairman, Compensation & Management
                                             Stock Option Committee













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